Exhibit 99.1

Ampio Pharmaceuticals Announces Top-line Results from AP-013 Phase III Study of Ampion in Adult Patients Suffering from Severe Osteoarthritis of the Knee (OAK)

●	Ampion™ demonstrated statistically significant reduction in pain and improvement in function at 12 weeks in severe OAK patients
●	Results reflect strong safety profile with no treatment related serious, material adverse events
●	Ampio’s current cash runway of approximately 12 months expected to provide sufficient near-term liquidity and flexibility to support existing business operations
●	Ampio plans to meet with the Food and Drug Administration (FDA) to discuss the Phase III results and Biologics License Application (BLA)

ENGLEWOOD, CO, September 15, 2021 – Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions, today announced top-line results from AP-013, a randomized, saline-controlled, double-blind Phase III clinical study evaluating the efficacy of an intra-articular (IA) injection of Ampion™ in adults with pain due to severe osteoarthritis of the knee (OAK). In the study, Ampion demonstrated a statistically significant reduction in pain and improvement in function at 12 weeks in severe OAK patients.

The AP-013 study was designed to confirm the efficacy of an IA injection of Ampion for the treatment of patients with severe OAK and the second of the two required Phase III pivotal trials. The FDA has acknowledged that Ampion has demonstrated efficacy in OAK patients after accepting AP-003-A as the first of two required Phase III pivotal studies. The FDA has identified severe OAK as an unmet medical need, and there are currently no FDA-approved drugs for the indication of pain from severe OAK, for which Ampion is indicated.

As a result of the COVID-19 pandemic, the FDA recommended that the Company identify subject information that was impacted by the pandemic during the AP-013 clinical study and conduct a sensitivity analysis to detect potential biases related to the pandemic. The Company has followed FDA’s guidance, completed a top-line analysis, and performed the FDA-recommended sensitivity analysis. The resulting data demonstrates a statistically significant impact from the pandemic (p<0.001). In addition, a separate statistical analysis of data from the 725 patients that the Company believed not to have been impacted by the pandemic demonstrated a statistically significant reduction in pain (p=0.0260) and improvement in function (p=0.0073), versus a critical p-value of 0.05, at 12 weeks with Ampion treatment compared to saline control. We plan to thoroughly analyze and consolidate all this study data with data from severe OAK patients in previous single-injection clinical studies performed by the Company and present it to the FDA in support of a BLA.

The study used the WOMAC ® A (Pain Subscale) index / scoring system as the measurement of pain and WOMAC ® C (Function Subscale) index / scoring system as the measurement of function and the statistical analysis for computing the top-line results utilized the same methodology defined in the first pivotal study (AP-003-A). These results obtained are consistent with the results from severe OAK patients in prior OAK trials conducted by the Company and significantly expand the set of severe OAK patients treated with Ampion. The safety profile of Ampion remains strong, and no treatment-related serious adverse events were observed among the cohort of patients who received Ampion.

“We are deeply grateful to the patients, investigators and others who have participated in this study,” shared Mike Macaluso, President & CEO of Ampio. “I am also very pleased with our current cash and liquidity runway, which we believe is sufficient to support our basic operations and expected incremental spend for current and ongoing clinical trials for approximately twelve months, while we continue regulatory and partnering discussions related to Ampion. We will complete the analysis of the AP-013 study and present all data to the FDA with the goal of filing a BLA for Ampion.”

About Osteoarthritis of the Knee

According to a recent estimate published in The Lancet, around 650 million people worldwide suffer from OAK, an inflammatory, progressive, incurable disease characterized by elevated cytokines. Beyond being a mere quality of life issue, people who suffer from osteoarthritis have a significantly higher mortality rate than the general population.

Elevated levels of the cytokines TNFα and IL-12 are associated with pain and loss of function, while IL-1β and IL-6 are associated with disease severity. Ampion is the only therapy with demonstrated efficacy in severe OAK. Ampion’s mechanism of action targets multiple pathways responsible for elevated cytokines to provide a therapeutic effect. Multiple human in vitro models have demonstrated the anti-inflammatory action of Ampion, reducing CXCL10 by up to 69%, IL-6 by up to 74%, IL-12 by up to 66% and TNFα by up to 55%.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and is expected to be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA). Ampio operates its own modern, state-of-the-art manufacturing and testing facility built to support clinical supply, product/process development, and long-term commercial production of Ampion. The facility was designed to meet international regulatory compliance standards and has the capacity to support global demand.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by using words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion and its classification, the significance of the top-line results from the AP-013 study, the FDA’s acceptance of the Company’s analysis and or interpretation of the results, Ampio’s cash runway and ability to sustain operations for twelve months, the strength and enforceability of Ampio’s patent portfolio and its eligibility for FDA market exclusivity, the ability of Ampio to enter into partnering arrangements, the timing and likelihood of success of a BLA for Ampion and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of Ampio’s management and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. In addition, as stated in the Company’s filings with the Securities and Exchange Commission, the FDA may determine that the COVID-19 pandemic may have impacted its ability to interpret the Company’s study results and may or may not require additional studies in support of an Ampion BLA. Ampio undertakes no obligation to revise or update these forward-looking statements, whether, as a result of new information, future events or otherwise.

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